                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D
                                 (Rule 13d-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(a)

                               (Amendment No. 15)

               OXFORD RESIDENTIAL PROPERTIES I LIMITED PARTNERSHIP
--------------------------------------------------------------------------------
                                (Name of Issuer)

                            LIMITED PARTNERSHIP UNITS
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                      NONE
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                               MS. MARTHA L. LONG
                              SENIOR VICE PRESIDENT
                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                                55 BEATTIE PLACE
                        GREENVILLE, SOUTH CAROLINA 29601
                            TELEPHONE: (864) 239-1000

                                   Copies to:
                                GREGORY M. CHAIT
                                  M. TODD WADE
                     POWELL, GOLDSTEIN, FRAZER & MURPHY LLP
                     191 PEACHTREE STREET, N.E., SUITE 1600
                             ATLANTA, GEORGIA 30303
                            TELEPHONE: (404) 572-6600
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                  APRIL 9, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)

      If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), (f) or (g), check the following box [ ].

                         (Continued on following pages)

                              (Page 1 of 14 Pages)

CUSIP NO. NOT APPLICABLE               13D                    PAGE 2 OF 14 PAGES

--------------------------------------------------------------------------------
  1  NAME OF REPORTING PERSONS: AIMCO PROPERTIES, L.P.

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): 84-1275721
--------------------------------------------------------------------------------
  2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                     (a)[ ]

                                                                          (b)[x]
--------------------------------------------------------------------------------
  3  SEC USE ONLY

--------------------------------------------------------------------------------
  4  SOURCE OF FUNDS
     WC, BK
--------------------------------------------------------------------------------
  5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) or 2(e)                                                          [ ]

--------------------------------------------------------------------------------
  6  CITIZENSHIP OR PLACE OF ORGANIZATION
     DELAWARE
--------------------------------------------------------------------------------
   NUMBER OF       7  SOLE VOTING POWER
    SHARES
 BENEFICIALLY    ---------------------------------------------------------------
   OWNED BY        8  SHARED VOTING POWER
EACH REPORTING             14,062 UNITS
  PERSON WITH    ---------------------------------------------------------------
                   9  SOLE DISPOSITIVE POWER

                 ---------------------------------------------------------------
                  10  SHARED DISPOSITIVE POWER
                           14,062 UNITS
--------------------------------------------------------------------------------
 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     14,062 UNITS
--------------------------------------------------------------------------------
 12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   [ ]

--------------------------------------------------------------------------------
 13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     59.69%
--------------------------------------------------------------------------------
 14  TYPE OF REPORTING PERSON
     PN

--------------------------------------------------------------------------------

CUSIP NO. NOT APPLICABLE               13D                   PAGE 3 OF 14 PAGES

--------------------------------------------------------------------------------
  1  NAME OF REPORTING PERSONS: AIMCO-GP, INC.

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):
--------------------------------------------------------------------------------
  2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                     (a)[ ]

                                                                          (b)[x]
--------------------------------------------------------------------------------
  3  SEC USE ONLY

--------------------------------------------------------------------------------
  4  SOURCE OF FUNDS
     NOT APPLICABLE
--------------------------------------------------------------------------------
  5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) or 2(e)                                                          [ ]

--------------------------------------------------------------------------------
  6  CITIZENSHIP OR PLACE OF ORGANIZATION
     DELAWARE
--------------------------------------------------------------------------------
   NUMBER OF       7  SOLE VOTING POWER
    SHARES
 BENEFICIALLY    ---------------------------------------------------------------
   OWNED BY        8  SHARED VOTING POWER
EACH REPORTING             14,062 UNITS
  PERSON WITH    ---------------------------------------------------------------
                   9  SOLE DISPOSITIVE POWER

                 ---------------------------------------------------------------
                  10  SHARED DISPOSITIVE POWER
                           14,062 UNITS
--------------------------------------------------------------------------------
 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     14,062 UNITS
--------------------------------------------------------------------------------
 12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   [ ]

--------------------------------------------------------------------------------
 13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     59.69%
--------------------------------------------------------------------------------
 14  TYPE OF REPORTING PERSON
     CO

--------------------------------------------------------------------------------

CUSIP NO. NOT APPLICABLE               13D                   PAGE 4 OF 14 PAGES

--------------------------------------------------------------------------------
  1  NAME OF REPORTING PERSONS: APARTMENT INVESTMENT AND MANAGEMENT COMPANY

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): 84-1259577
--------------------------------------------------------------------------------
  2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                     (a)[ ]

                                                                          (b)[x]
--------------------------------------------------------------------------------
  3  SEC USE ONLY

--------------------------------------------------------------------------------
  4  SOURCE OF FUNDS
     NOT APPLICABLE
--------------------------------------------------------------------------------
  5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) or 2(e)                                                          [ ]

--------------------------------------------------------------------------------
  6  CITIZENSHIP OR PLACE OF ORGANIZATION
     MARYLAND
--------------------------------------------------------------------------------
   NUMBER OF       7  SOLE VOTING POWER
    SHARES
 BENEFICIALLY    ---------------------------------------------------------------
   OWNED BY        8  SHARED VOTING POWER
EACH REPORTING             14,062 UNITS
 PERSON WITH     ---------------------------------------------------------------
                   9  SOLE DISPOSITIVE POWER

                 ---------------------------------------------------------------
                  10  SHARED DISPOSITIVE POWER
                           14,062 UNITS
--------------------------------------------------------------------------------
 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     14,062 UNITS
--------------------------------------------------------------------------------
 12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   [ ]

--------------------------------------------------------------------------------
 13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     59.69%
--------------------------------------------------------------------------------
 14  TYPE OF REPORTING PERSON
     CO

--------------------------------------------------------------------------------

CUSIP NO. NOT APPLICABLE               13D                   PAGE 5 OF 14 PAGES

--------------------------------------------------------------------------------
  1  NAME OF REPORTING PERSONS: ACQUISITION LIMITED PARTNERSHIP

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):
--------------------------------------------------------------------------------
  2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                     (a)[ ]

                                                                          (b)[x]
--------------------------------------------------------------------------------
  3  SEC USE ONLY

--------------------------------------------------------------------------------
  4  SOURCE OF FUNDS
     NOT APPLICABLE
--------------------------------------------------------------------------------
  5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) or 2(e)                                                          [ ]

--------------------------------------------------------------------------------
  6  CITIZENSHIP OR PLACE OF ORGANIZATION
     MARYLAND
--------------------------------------------------------------------------------
   NUMBER OF       7  SOLE VOTING POWER
    SHARES
 BENEFICIALLY    ---------------------------------------------------------------
   OWNED BY        8  SHARED VOTING POWER
EACH REPORTING             4,997 UNITS
 PERSON WITH     ---------------------------------------------------------------
                   9  SOLE DISPOSITIVE POWER

                 ---------------------------------------------------------------
                  10  SHARED DISPOSITIVE POWER
                           4,997 UNITS
--------------------------------------------------------------------------------
 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     4,997 UNITS
--------------------------------------------------------------------------------
 12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   [ ]

--------------------------------------------------------------------------------
 13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     21.2%
--------------------------------------------------------------------------------
 14  TYPE OF REPORTING PERSON
     PN

--------------------------------------------------------------------------------

CUSIP NO. NOT APPLICABLE               13D                   PAGE 6 OF 14 PAGES

--------------------------------------------------------------------------------
  1  NAME OF REPORTING PERSONS:  ORP ACQUISITION, INC.

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

--------------------------------------------------------------------------------
  2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                     (a)[ ]

                                                                          (b)[x]
--------------------------------------------------------------------------------
  3  SEC USE ONLY

--------------------------------------------------------------------------------
  4  SOURCE OF FUNDS
     NOT APPLICABLE
--------------------------------------------------------------------------------
  5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) or 2(e)                                                          [ ]

--------------------------------------------------------------------------------
  6  CITIZENSHIP OR PLACE OF ORGANIZATION
     MARYLAND
--------------------------------------------------------------------------------
   NUMBER OF       7  SOLE VOTING POWER
    SHARES
 BENEFICIALLY    ---------------------------------------------------------------
   OWNED BY        8  SHARED VOTING POWER
EACH REPORTING             4,997 UNITS
  PERSON WITH    ---------------------------------------------------------------
                   9  SOLE DISPOSITIVE POWER

                 ---------------------------------------------------------------
                  10  SHARED DISPOSITIVE POWER
                           4,997 UNITS
--------------------------------------------------------------------------------
 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     4,997 UNITS
--------------------------------------------------------------------------------
 12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   [ ]

--------------------------------------------------------------------------------
 13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     21.2%
--------------------------------------------------------------------------------
 14  TYPE OF REPORTING PERSON
     CO

--------------------------------------------------------------------------------

CUSIP NO. NOT APPLICABLE               13D                   PAGE 7 OF 14 PAGES

--------------------------------------------------------------------------------
  1  NAME OF REPORTING PERSONS: OXFORD REALTY FINANCIAL GROUP, INC.

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

--------------------------------------------------------------------------------
  2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                     (a)[ ]

                                                                          (b)[x]
--------------------------------------------------------------------------------
  3  SEC USE ONLY

--------------------------------------------------------------------------------
  4  SOURCE OF FUNDS
     NOT APPLICABLE
--------------------------------------------------------------------------------
  5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) or 2(e)                                                          [ ]

--------------------------------------------------------------------------------
  6  CITIZENSHIP OR PLACE OF ORGANIZATION
     MARYLAND
--------------------------------------------------------------------------------
   NUMBER OF       7  SOLE VOTING POWER
    SHARES
 BENEFICIALLY    ---------------------------------------------------------------
   OWNED BY        8  SHARED VOTING POWER
EACH REPORTING             4,997 UNITS
  PERSON WITH    ---------------------------------------------------------------
                   9  SOLE DISPOSITIVE POWER

                 ---------------------------------------------------------------
                  10  SHARED DISPOSITIVE POWER
                           4,997 UNITS
--------------------------------------------------------------------------------
 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     4,997 UNITS
--------------------------------------------------------------------------------
 12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   [ ]

--------------------------------------------------------------------------------
 13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     21.2%
--------------------------------------------------------------------------------
 14  TYPE OF REPORTING PERSON
     CO

--------------------------------------------------------------------------------

CUSIP NO. NOT APPLICABLE               13D                   PAGE 8 OF 14 PAGES

--------------------------------------------------------------------------------
  1  NAME OF REPORTING PERSONS: AIMCO/BETHESDA HOLDINGS, INC.

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):
--------------------------------------------------------------------------------
  2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                     (a)[ ]

                                                                          (b)[X]
--------------------------------------------------------------------------------
  3  SEC USE ONLY

--------------------------------------------------------------------------------
  4  SOURCE OF FUNDS
     NOT APPLICABLE
--------------------------------------------------------------------------------
  5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) or 2(e)                                                          [ ]

--------------------------------------------------------------------------------
  6  CITIZENSHIP OR PLACE OF ORGANIZATION
     DELAWARE
--------------------------------------------------------------------------------
   NUMBER OF       7  SOLE VOTING POWER
    SHARES
 BENEFICIALLY    ---------------------------------------------------------------
   OWNED BY        8  SHARED VOTING POWER
EACH REPORTING             6,460 UNITS
  PERSON WITH
                 ---------------------------------------------------------------
                   9  SOLE DISPOSITIVE POWER

                 ---------------------------------------------------------------
                  10  SHARED DISPOSITIVE POWER
                           6,460 UNITS
--------------------------------------------------------------------------------
 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     6,460 UNITS
--------------------------------------------------------------------------------
 12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   [ ]

--------------------------------------------------------------------------------
 13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     27.4%
--------------------------------------------------------------------------------
 14  TYPE OF REPORTING PERSON
     CO

--------------------------------------------------------------------------------

CUSIP NO. NOT APPLICABLE               13D                   PAGE 9 OF 14 PAGES

--------------------------------------------------------------------------------
  1  NAME OF REPORTING PERSONS: AIMCO/BETHESDA HOLDINGS ACQUISITIONS, INC.

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):
--------------------------------------------------------------------------------
  2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                     (a)[ ]

                                                                          (b)[x]
--------------------------------------------------------------------------------
  3  SEC USE ONLY

--------------------------------------------------------------------------------
  4  SOURCE OF FUNDS
     NOT APPLICABLE
--------------------------------------------------------------------------------
  5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) or 2(e)                                                          [ ]

--------------------------------------------------------------------------------
  6  CITIZENSHIP OR PLACE OF ORGANIZATION
     DELAWARE
--------------------------------------------------------------------------------
   NUMBER OF       7  SOLE VOTING POWER
    SHARES
 BENEFICIALLY    ---------------------------------------------------------------
   OWNED BY        8  SHARED VOTING POWER
EACH REPORTING             1,463 UNITS
  PERSON WITH    ---------------------------------------------------------------
                   9  SOLE DISPOSITIVE POWER

                 ---------------------------------------------------------------
                  10  SHARED DISPOSITIVE POWER
                           1,463 UNITS
--------------------------------------------------------------------------------
 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     1,463 UNITS
--------------------------------------------------------------------------------
 12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   [ ]

--------------------------------------------------------------------------------
 13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     6.2%
--------------------------------------------------------------------------------
 14  TYPE OF REPORTING PERSON
     CO

--------------------------------------------------------------------------------

CUSIP NO. NOT APPLICABLE               13D                   PAGE 10 OF 14 PAGES

--------------------------------------------------------------------------------
  1  NAME OF REPORTING PERSONS: ORP ACQUISITION PARTNERS, L.P.

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):
--------------------------------------------------------------------------------
  2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                     (a)[ ]

                                                                          (b)[x]
--------------------------------------------------------------------------------
  3  SEC USE ONLY

--------------------------------------------------------------------------------
  4  SOURCE OF FUNDS
     NOT APPLICABLE
--------------------------------------------------------------------------------
  5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) or 2(e)                                                          [ ]

--------------------------------------------------------------------------------
  6  CITIZENSHIP OR PLACE OF ORGANIZATION
     MARYLAND
--------------------------------------------------------------------------------
   NUMBER OF       7  SOLE VOTING POWER
    SHARES
 BENEFICIALLY    ---------------------------------------------------------------
   OWNED BY        8  SHARED VOTING POWER
EACH REPORTING             4,997 UNITS
  PERSON WITH    ---------------------------------------------------------------
                   9  SOLE DISPOSITIVE POWER

                 ---------------------------------------------------------------
                  10  SHARED DISPOSITIVE POWER
                           4,997 UNITS
--------------------------------------------------------------------------------
 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     4,997 UNITS
--------------------------------------------------------------------------------
 12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   [ ]

--------------------------------------------------------------------------------
 13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     21.2%
--------------------------------------------------------------------------------
 14  TYPE OF REPORTING PERSON
     PN

--------------------------------------------------------------------------------

CUSIP NO. NOT APPLICABLE              13D                    PAGE 11 OF 14 PAGES

Item 1.  Security and Issuer

         The name of the issuer is Oxford Residential Properties I Limited Partnership, a Maryland limited partnership (the "Partnership"), the address of its principal executive offices is 55 Beattie Place, P.O. Box 1089, Greenville, South Carolina 29602, and its telephone number (864) 239-1000. The title of the class of equity securities to which this statement relates are the units of limited partnership interest of the Partnership (the "Units").

         This Amendment No. 15 (this "Amendment") amends Items 1, 2, 3, 5 and 7 of the Statement on Schedule 13D filed previously by AIMCO Properties, L.P. or certain of its affiliates.

Item 2.  Identity and Background

         (a) - (c), (f): This Amendment is being filed on behalf of each of the following persons (collectively "Reporting Persons"):

              (1) AIMCO Properties, L.P., a Delaware limited partnership ("AIMCO Properties"), with principal office at 4582 South Ulster Street Parkway, Suite 1100, Denver, Colorado 80237, telephone number is (303) 757-8101. Its principal business concerns owning and operating multi-family residential properties.

              (2) AIMCO-GP, Inc., a Delaware corporation, with principal office at 4582 South Ulster Street Parkway, Suite 1100, Denver, Colorado 80237, telephone number is (303) 757-8101. Its principal business is to act as the sole general partner of AIMCO Properties and AIMCO.

              (3) Apartment Investment and Management Company, a Maryland corporation ("AIMCO"), with principal office at 4582 South Ulster Street Parkway, Suite 1100, Denver, Colorado 80237, telephone number is (303) 757-8101. Its principal business involves owning and managing multi-family residential properties.

              (4) Acquisition Limited Partnership, a Maryland limited partnership, with principal office at 4582 South Ulster Street Parkway, Suite 1100, Denver, Colorado 80237, telephone number is (303) 757-8101. Its principal business concern is owning and operating multi-family residential properties.

              (5) ORP Acquisition, Inc., a Maryland corporation, with principal office at 4582 South Ulster Street Parkway, Suite 1100, Denver, Colorado 80237, telephone number is
                      (303) 757-8101. Its principal business concern is owning and managing multi-family residential properties.

              (6) Oxford Realty Financial Group, Inc., a Maryland corporation, with principal office at 4582 South Ulster Street Parkway, Suite 1100, Denver, Colorado

CUSIP NO. NOT APPLICABLE              13D                    PAGE 12 OF 14 PAGES

                      80237, telephone number is (303) 757-8101. Its principal business concern is owning and managing multi-family residential properties.

              (7) AIMCO/Bethesda Holdings, Inc., a Delaware corporation, with principal office at 4582 South Ulster Street Parkway, Suite 1100, Denver, Colorado 80237, telephone number is
                      (303) 757-8101. Its principal business concern is owning and managing multi-family residential properties.

              (8) AIMCO/Bethesda Holdings Acquisitions, Inc., a Delaware corporation ("AIMCO/Bethesda"), with principal office at 4582 South Ulster Street Parkway, Suite 1100, Denver, Colorado 80237, telephone number is (303) 757-8101. Its principal business concern is owning and managing multi-family residential properties.

              (9) ORP Acquisition Partners, L.P., a Maryland limited partnership, with principal office at 4582 South Ulster Street Parkway, Suite 1100, Denver, Colorado 80237, telephone number is (303) 757-8101. Its principal business concern is owning and managing multi-family residential properties.

         (d) - (e): During the past five years, no Reporting Person nor, to the best knowledge of the Reporting Persons, any other Officer, Director, or General Partner thereof has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) nor has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction which resulted in him or it being subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Item 3.  Source and Amount of Funds and Other Consideration

         This amendment is being filed after the conclusion of the tender offer by AIMCO/Bethesda to purchase outstanding units of limited partnership interest of the Partnership at a price of $271.00 per unit, subject to the conditions set forth in the amended and restated offer to purchase, filed as Exhibit (a)(7) to the Schedule TO filed on December 16, 2003, by AIMCO/Bethesda, and in the related Letter of Transmittal and Acknowledgment and Agreement, which, as amended and supplemented from time to time, together constitute the tender offer.

         At midnight, New York City time, on April 9, 2004, the offer expired pursuant to its terms. A total of 425 units, representing approximately 1.80% of the outstanding units, were validly tendered and not withdrawn pursuant to the offer. AIMCO/Bethesda has accepted for payment all of the units at a price of $271.00 per unit.

Item 5.  Interest in Securities of the Issuer

         (a) - (b) The information in lines 7 through 11 and 13 of each Reporting Person's cover page is incorporated herein by reference.

CUSIP NO. NOT APPLICABLE              13D                    PAGE 13 OF 14 PAGES

         (c)  Not applicable.

         (d) No other person is known to have the right to receive or the power to direct the receipt of dividends from, or any proceeds from the sale of, the Units beneficially owned by the reporting persons.

         (e)  Not applicable.

Item 7.  Material to be Filed as Exhibits.

         Exhibit 7.1 Agreement of Joint Filing, dated April 14, 2004.

CUSIP NO. NOT APPLICABLE              13D                    PAGE 14 OF 14 PAGES

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: April 14, 2004

                                   AIMCO PROPERTIES, L.P.

                                   By: AIMCO-GP, INC.
                                       --------------------------------------
                                       (General Partner)

                                   AIMCO-GP, INC.

                                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY

                                   ACQUISITION LIMITED PARTNERSHIP

                                   AIMCO/BETHESDA HOLDINGS, INC.

                                   ORP ACQUISITION, INC.

                                   OXFORD REALTY FINANCIAL GROUP, INC.

                                   AIMCO/BETHESDA HOLDINGS ACQUISITIONS, INC.

                                   ORP ACQUISITION PARTNERS, L.P.

                                   By: /s/ Martha L. Long
                                       ------------------------------------
                                       Senior Vice President
                                       of each of the foregoing entities